EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

         AGREEMENT made this 1st day of January 1, 2000 by and between Webb Mortgage Depot, Inc. (hereinafter referred to as the "Corporation"), and Byron
J. Webb (hereinafter referred to as "Webb").

         FOR VALUE RECEIVED, the parties hereto agree as follows:

         1. Employment. Subject to the terms and conditions hereof, the Corporation agrees to employ Webb and Webb accepts employment by the Corporation commencing March 1, 2000 and ending December 31, 2003 or on the Effective Date of Termination (as determined in Paragraph 4 below), whichever shall be earlier.

         2. Duties. During the period of his employment Webb shall serve as Chief Executive Officer and shall serve as a member of the Board of Directors. Webb will oversee all of the company's operations. While he is so employed Webb shall devote his full business time, energy and attention to his duties hereunder.

         3. Compensation. For his services hereunder, the Corporation will pay the following compensation to Webb:

                  a. Salary. Webb will receive a salary of $135,000 per year with annual increases of 10%. Payments shall be made biweekly.

                  b. Commission & Bonus. In addition to his salary, Webb will receive a commission based on the gross commission revenues of the Corporation. Webb's commission will equal 1% of the gross commission revenues and will be paid biweekly, in the event the company's revenues grew over 15% from the previous year, Webb would receive an additional bonus equal to 0.5% of the gross commission revenues, which would be paid at year-end. Webb is also entitled to a bonus of 3% of the pre-tax profits of the Corporation, paid at year-end.

                  c. Options. Webb may receive stock options to acquire a total of 1,000,000 shares of common stock at an exercise price of $3.00 per share or 15% below the 52-week trading average, contingent upon the company achieving the following revenue milestones:

FYE                    2000          2001        2002        2003       2004
                    ---------     ---------   ---------   ---------   ---------
Comm. Rev.          1,900,000     2,700,000   4,000,000   5,500,000   7,500,000
Number of Options     200,000       200,000     200,000     200,000     200,000

                  Beginning with FY2000 and at each of the following four year-ends thereafter, 200,000 options will become exercisable if the company attains the above forecasted loan originations. For any year after FY2000 it which the company attains the above forecasted commission revenues, any options eligible for vesting prior to that period will also become exercisable. If all options could have been exercised in full, or in the event of merger, takeover, acquisition or other strategic proposed business combination, Mr. Webb will be granted an additional 500,000 options to purchase 500,000 shares of common stock for the lesser of $4.00 per share or 15% below the market value of the shares of common stock.


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                  d. Benefits. Webb will be eligible to participate in all
benefit programs of the Corporation that are in effect for its personnel from time to time.

                  c. Expenses. Webb will be reimbursed for all reasonable business expenses incurred on behalf of Corporation while performing his duties, including but not limited to reimbursement for travel, food and lodging for his required trips to Puerto Rico.

         4. Termination of Employment. Upon termination of Webb's employment hereunder for any reason other than death, physical or mental incapacity, fraud, criminal acts, voluntary termination, breach of any provision of this agreement or neglect of his duties, Webb will be entitled to continue to receive compensation for a six-month period equivalent to what his salary would be for that period.

         5. Covenant not to Compete. During the period commencing on the date hereof and ending one (1) year after the termination of Webb's employment for any reason, Webb shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, engage in or own or control any interest in or act as director, officer or employee of or consultant to any firm or corporation directly or indirectly engaged (as these terms may be reasonably construed) in a business (i) substantially similar to that of the Corporation or (ii) in competition with Corporation,

         The business of the Corporation shall be defined as the marketing of financial services products via point of sale kiosks in automotive service centers.

         Webb hereby acknowledges that the remedy at law for any breach of the foregoing covenants will be inadequate and that the Corporation shall, in addition to whatever other remedies it may have, be entitled to proper injunctive relief.

         6. Intellectual Property. Webb covenants and agrees that all right, title and interest in any Information (hereinafter defined) is, shall be and shall remain the exclusive property of the Corporation, provided, however, that the foregoing shall not apply to any invention for which no equipment, supplies, facility or information of the Corporation was used which was developed entirely on Webb's own time and which does not (i) relate to the business of the Corporation, (ii) relate to the Corporation's actual or demonstrably anticipated research or development, or (iii) result from any work performed by Webb for the Corporation. Webb agrees immediately to disclose to the Corporation all information developed in whole or in part by Webb during the term of Webb's employment with the Corporation. Webb hereby assigns to the Corporation any right, title or interest Webb may have in any and all such Information. If deemed necessary by the Corporation, Webb agrees to execute any further instruments and to do all other things reasonably requested. by the Corporation, both during and after Webb's employment with the Corporation, in order to vest more fully in the Corporation all ownership rights in those items hereby transferred by Webb to the Corporation. If any one or more of the items so described are protected or protectible by copyright and are deemed in any way to fall within the definition of "work made for hire" as such term is defined in 17 USC Section 101, such work shall be considered a "work made for hire" the copyright of which is and shall be owned solely, completely and exclusively by the Corporation. If any one or

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more of the aforementioned items are protected or protectible by copyright and are not considered to be included in the categories of works covered by the "work made for hire" definition contained in 17 USC Section 101, such items shall likewise be deemed to be assigned and transferred completely and exclusively to the Corporation by virtue of the execution of the Agreement.

         For purposes of the foregoing, the term "Information" shall mean all of the following materials and information, whether or not reduced to writing and whether or not patentable or protectible by copyright, which Webb receives, receives access to, conceives or develops or has received, received access to, conceived or developed, in whole or in part, directly or indirectly, in connection with Webb's employment with the Corporation, or in the course of Webb's employment with the Corporation, immediately after or through the use of any of the Corporation's facilities or resources:

                  a. Application software which relates to the business of the Corporation; the physical appearance and architecture of all of the Corporation's hardware, including software packaging;

                  b. Application, operating system, data base, communications and other computer Software, whether now or hereafter existing, developed for use on any operating system, all modifications, enhancements and versions and all options available with respect thereto, and all future products developed or derived therefrom;

                  c. Source and object codes, flowcharts, Algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts and related documentation and manuals;

                  d. Unique production processes, mailing lists, purchasing data, pricing policies, quoting procedures, financial data, customer and prospect names and requirements, employee, customer, supplier and distributor data, and other materials or information relating to the Corporation's business and activities and the manner in which the Corporation does business;

                  e. Discoveries, concepts and ideas, including, without limitation, the nature and results of research and development activities, patents, patent applications, trademarks or service marks or applications therefor, processes, formulas, inventions, computer related equipment or technology and techniques;

                  f. Any other materials or information related to the business or activities of the Corporation which are not generally known to others engaged in similar business or activities.

         Webb agrees to receive confidential proprietary information of the Corporation in confidence and not to disclose such information to others except as authorized by the Corporation. Information shall be deemed to be confidential and proprietary if not generally known to the public and created by or disclosed to Webb as a consequence of his employment by the Corporation, whether or not pursuant to this Agreement.


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         7. Warranties, Representations. Webb hereby warrants, represents, covenants and agrees as follows; (i) Webb has the full right, power and authority to grant to and vest in the Corporation all rights herein set forth, free and clear of any and all claims, rights and obligations whatsoever; are and shall be new and original and capable of copyright protection. (ii) No software application that has been or will be developed by Webb shall, either in whole or in part, be an imitation or copy of, or infringe upon, any other material, or violate or infringe upon, any common law or statutory rights of any party.

         8. Other Agreement. Webb represents and warrants that the execution and delivery of this Agreement and the performance of his duties hereunder will not violate the terms of any other agreements to which he is a party or by which he is bound.

         9. Miscellaneous. This agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and may not be assigned by Webb. This Agreement contains the entire agreement of the parties and supersedes all prior agreements relating to the subject matter hereof and may be changed only by writing signed by the party against whom enforcement of such change is sought. This agreement shall be governed by and construed in accordance with the laws of Florida.

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.

                                                     Webb Mortgage Depot, Inc.

                                                     /S/Byron J. Webb
                                                     ---------------------------
                                                     BYRON J. WEBB, Director




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